ASSET PURCHASE AGREEMENT

among

COLLEGIATE PACIFIC INC.,

SALKELD & SONS, INC.

and

ALBERT A. MESSIER

Effective as of August 1, 2005TABLE OF CONTENTS

Page

APPENDIX A — Certain Defined Terms

SCHEDULES

2.2(a) 2.2(b) 2.2(c) 3.2(g) 6.13 6.14 7.4	Excluded Assets (Motor Vehicles) Excluded Assets (Real Estate) Excluded Assets (Other) Excluded Liabilities Material Contracts of the Business Employees of the Business Parent and Buyer Consents

EXHIBITS

Exhibit A – Assignment and Assumption Agreement and Bill of Sale
Exhibit B – Lease Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into this 3rd day of August, 2005 to be effective as of August 1, 2005, among COLLEGIATE PACIFIC INC., a Delaware corporation (“Parent”), SALKELD & SONS, INC., a Delaware corporation (“Buyer”), and ALBERT A. MESSIER (“Seller”).

R E C I T A L S:

WHEREAS, Seller owns all of the Assets of Team Print, a sole proprietorship engaged in the business of embroidery and screenprinting of sporting apparel and accessories (the “Business”); and

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the Assets used or held for use in connection with the Business, and in connection therewith, Buyer has agreed to assume certain liabilities relating to the Business, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1. Definitions

1.1. Definitions. The capitalized terms used in this Agreement will have the meanings set forth in Appendix A hereto.

Article 2. Sale of Assets

2.1. Assets to be Sold. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of Seller’s right, title and interest in and to all of the Assets, except the Excluded Assets set forth in Section 2.2 (the “Acquired Assets”), free and clear of all Encumbrances. The Acquired Assets include the following:

(a) those Assets and rights reflected on the Closing Statement, including, but not limited to all cash, accounts receivable, inventory, sales accessories, parts, machinery, equipment, fixtures, supplies, trademarks, tradenames and service marks, telephone and facsimile numbers, websites and prepaids;

(b) the list of customers and suppliers of the Business;

(c) Seller’s right to use the names “Team Print” and “Swiss Craft Embroidery” and all variants thereof;

(d) all of Seller’s interest in and claims and rights under all Contracts, permits, titles, copyrights and applications therefore relating to the Business;

(e) the books and records of Seller relating to the Acquired Assets and the Assumed Liabilities;

(f) the goodwill of the Business; and

(g) all other Assets, rights, Claims, entitlements and business of every kind and nature relating to the Business and owned or held by Seller, in which Seller has an interest as of the Closing Date, whether known or unknown, fixed or unfixed, inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement.

2.2. Excluded Assets. Seller shall retain all of its right, title and interest in and to, and Buyer shall not acquire any interest in any of the following Assets (the “Excluded Assets”):

(a) the motor vehicles listed on Schedule 2.2(a);

(b) all real estate identified on Schedule 2.2(b);

(c) all Assets set forth on Schedule 2.2(c);

(d) All Business Records relating solely to internal proprietorship matters of the Business, personnel records that Seller is required to retain, or any of the other Assets listed in this Section 2.2; and

(e) All rights of Seller under this Agreement and the Bill of Sale and all consideration payable to Seller pursuant to this Agreement.

Article 3. Assumption of Liabilities

3.1. Liabilities Assumed by Buyer. As of the Closing Date, Buyer shall assume and undertake to pay, perform and discharge according to their terms only the following liabilities of the Business (the “Assumed Liabilities”):

(a) except as otherwise set forth on Schedule 3.2(g), all liabilities reflected on the Closing Statement;

(b) all liabilities and obligations under Contracts relating to the Business to which Seller is a party or by which Assets are bound or subject, to the extent such Contracts relate to the Acquired Assets; and

(c) if the transactions contemplated hereby are consummated, the reasonable fees and expenses of Seller’s legal counsel and accountants incurred in connection with the transactions contemplated hereby up to the Closing.

3.2. Excluded Liabilities. Buyer shall not assume or become liable or obligated in any way, and Seller shall retain and remain solely liable for and obligated to pay, perform and discharge all liabilities and obligations relating to the Business except as specifically provided in Section 3.1 (the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer shall not assume any of the following:

(a) liabilities under or relating to any Excluded Assets;

(b) liabilities arising under or relating to any Acquired Assets that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date;

(c) any Claim relating to the Business prior to the Closing Date;

(d) except for the reasonable fees and expenses of Seller’s legal counsel and accountants incurred in connection with the transactions contemplated hereby up to the Closing if the transactions contemplated hereby are consummated, any liability or obligation of Seller arising out of or in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, any Tax liability so arising;

(e) except for accrued, but unpaid payroll Taxes for the employees of the Business that are hired by Buyer, but only to the extent any such Taxes were not due and payable prior to the Closing, liabilities with respect to Taxes, including any contractual liability with respect to Taxes of another person, for any taxable period or portion thereof ending on or before the Closing Date;

(f) any liability or obligation of Seller arising out of or relating to any breach of a representation, warranty, covenant or agreement of Seller contained herein; and

(g) liabilities set forth on Schedule 3.2(g).

Article 4. Purchase Price and Payment

4.1. Purchase Price. The aggregate purchase price payable to the Seller in consideration for the sale of the Acquired Assets (the “Purchase Price”) shall be (a) cash in the amount of $1,000,001.28 (the “Cash Consideration”), and (b) 53,248 shares of fully paid and non-assessable shares of common stock, $0.01 par value per share, of Parent (“Parent Common Stock”) (the “Stock Consideration”).

4.2. Payment of Purchase Price. At the Closing, Buyer shall (a) pay the Cash Consideration to the Seller by wire transfer of immediately available funds to accounts designated by the Seller, and (b) cause Parent’s transfer agent to issue in the name of the Seller, or Seller’s designee, and shall deliver to the Seller that number of fully paid and non-assessable shares of Parent Common Stock equal to the Stock Consideration.

Article 5. Closing

5.1. Closing. The sale and delivery of the Acquired Assets to Buyer, the payment of the Purchase Price to the Seller, and the consummation of the other respective obligations of the parties contemplated by this Agreement (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, in Dallas, Texas, at 10:00 a.m. on August 3, 2005, or at such other time and place as may be mutually agreed upon, to be effective as of August 1, 2005 (the “Closing Date”).

5.2. Closing Deliveries of Buyer and/or Parent. At the Closing, Buyer and/or Parent shall deliver to Seller all of the following

(a) the Purchase Price;

(b) the Assignment and Assumption Agreement and Bill of Sale, in the form attached as Exhibit A, executed by Buyer; and

(c) the Lease Agreement, in the form attached as Exhibit B, executed by Buyer.

5.3. Closing Deliveries of the Seller. At the Closing, Seller shall deliver to Buyer and/or Parent, all of the following:

(a) Seller shall put Buyer in possession and control of all tangible Acquired Assets;

(b) the Assignment and Assumption Agreement and Bill of Sale, executed by Seller;

(c) the Lease Agreement, executed by Seller

(d) the Closing Statement; and

(e) such other and further documents and certificate as Parent or Buyer shall reasonably request to consummate the transactions contemplated by this Agreement.

Article 6. Representations and Warranties of Seller

Seller represents and warrants to Parent and Buyer as of the date hereof as follows:

6.1. Authority. Seller has all necessary power and authority to enter into and deliver this Agreement and the other Transaction Documents to which he is a party, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of the Seller and no other proceedings on the part of the Seller is necessary to authorize the execution or delivery of this Agreement or the other Transaction Documents to which he is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents to which Seller is a party have been duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of Parent and Buyer, constitute the legal and binding obligations of the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

6.2. No Conflict or Violations. The execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party by the Seller does not, and the performance by the Seller of his obligations hereunder will not (a) conflict with or violate in any material respect any term or provision of any Applicable Law or any writ, judgment, decree or injunction applicable to the Business or to the Seller or by which any of the Acquired Assets is bound or subject, or (b) conflict with or result in a material breach of, or constitute a material default under, any Material Contract to which the Seller is a party or by which any of the Acquired Assets is bound or subject.

6.3. Consents. The execution and delivery by the Seller of this Agreement do not, and the consummation of the transactions contemplated hereby will not, require the Consent of any person.

6.4. Title to Acquired Assets; Related Matters. Seller has good and marketable title to all of the Acquired Assets (other than any licensed or leased Acquired Assets, as to which Seller has valid licenses or leasehold interests) and owns all of such Acquired Assets (including such licenses or leasehold interests) free and clear of any Encumbrances. Subject to receipt of any required Consents, the execution and delivery of this Agreement and Transaction Documents by Seller at the Closing will convey to and vest in Buyer good and marketable title to the Acquired Assets (or valid licenses or leasehold interests in the case of the licensed or leased Acquired Assets) free and clear of any Encumbrances. The Acquired Assets constitute all of the material assets used by the Seller in the conduct of the Business, except for the Excluded Assets. The tangible Acquired Assets that are used in the conduct of the Business are in good condition and repair, ordinary wear and tear excepted.

6.5. Financial Statements. The Seller has delivered to Buyer the unaudited balance sheet and statements of operation and cash flows of the Business as of December 31, 2003 and 2004 and for the 12-month periods then ended, and the Business’s unaudited balance sheet as of June 30, 2005 (the “Most Recent Balance Sheet”) and the Business’s unaudited statements of operations and cash flow for the six-month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (except to the extent required by changes in GAAP) and the Financial Statements present fairly in all material respects the financial condition and operating results and cash flows of the Business in accordance with GAAP as of the dates, and for the periods, indicated in the Agreement, subject in the case of the June 30, 2005 statements to normal year-end audit adjustments.

6.6. Absence of Undisclosed Liabilities. There are no liabilities or obligations of any nature (known or unknown, fixed, absolute, accrued, contingent or otherwise) of the Business except (a) those reflected in the Most Recent Balance Sheet, and (b) those incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, which individually or in the aggregate have not resulted in or could not reasonably be expected to result in a Material Adverse Effect.

6.7. Absence of Changes. Since the date of the Most Recent Balance Sheet, the Seller has conducted the Business only in the Ordinary Course of Business and there has not been (a) any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, (b) any material change in the accounting methods, principles or practices of the Business, (c) any entry by the Seller into any commitment or transaction material to the Business, except in the Ordinary Course of Business or except in connection with the negotiation and execution and delivery of this Agreement and the other Transaction Documents, (d) any material increase in, amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other Employee Benefit Plan, (e) granted any increase in compensation, bonus or other benefits payable to the employees of the Business, except for increases occurring in the Ordinary Course of Business, (f) paid any bonus to the directors, officers or employees of the Business except for bonuses accrued on the Most Recent Balance Sheet, (g) any incurrence, assumption or Guarantee of any indebtedness by the Business, or the grant of any Encumbrance on the Acquired Assets to secure any indebtedness, (h) any sale or transfer of any material Assets of the Business other than in the Ordinary Course of Business, or (i) any loan, advance or Investment in any person by the Business (excluding any loan, advance or capital contribution to, or investment in, the Business).

6.8. Accounts Receivable; Inventories. The accounts receivable of the Business are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services or other business transactions in the Ordinary Course of Business, and are not subject to valid defenses, set-offs or counterclaims. The allowances for collection losses associated with such accounts receivable reflected on the Business’s books have been determined in accordance with GAAP and are consistent with past practice. The inventories of the Business reflected on the Most Recent Balance Sheet and held by the Business on the date hereof do not include any items that are not usable or saleable in the Ordinary Course of Business or are obsolete or discontinued items. Such inventories have been reflected on the Most Recent Balance Sheet at the lower of cost or market value (taking into account the usability or salability thereof) in accordance with GAAP. Since the date of the Most Recent Balance Sheet, inventories of raw materials, supplies and products have been purchased by the Seller in the Ordinary Course of Business, and the volumes of purchases thereof and orders therefor have not been materially changed in anticipation of the transactions contemplated by this Agreement. The Seller does not have any Knowledge of any conditions materially affecting the supply of materials or products available to the Business, and, to Seller’s Knowledge, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

6.9. Litigation. Since January 1, 2000, no Orders involving the Seller or the Business have been issued. There is no Claim pending, or to Seller’s Knowledge, threatened against the Seller or the Business nor is there any reasonable basis therefor.

6.10. Compliance. The Seller and the Business have complied in all material respects with all Applicable Laws and no Claim has been made or, to Seller’s Knowledge, threatened against the Seller or the Business alleging any material failure so to comply.

6.11. Taxes and Tax Returns.

(a) All Tax Returns required to be filed by the Seller with respect to the Business have been duly filed on a timely basis or within appropriate extensions of time, and all such Tax Returns were when filed, and continue to be, correct and complete in all material respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) with respect to the Business for any taxable period or portion thereof ending on or before the Closing Date have been timely paid or adequate provision has been or will be made therefore prior to Closing. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return related to the Business. No written Claim has ever been made by any Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction. There are no liens with respect to Taxes on any of the Assets.

(b) All Taxes required to have been withheld or collected and paid prior to the date hereof in connection with amounts paid or owing to any employee, independent contractor, creditor, member, any other third party, or otherwise relating to the Business have been withheld or collected and paid by or on behalf of the Seller.

(c) The Seller has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by or on behalf of Business since January 1, 2003 and prior to the date hereof.

(d) No Claim with respect to Taxes or any Tax Return of the Business is pending or, to Seller’s knowledge Seller, has been threatened.

6.12. Environmental Matters. To Seller’s Knowledge, (a) the Business is in compliance in all material respects with all applicable Environmental Laws; (b) the Seller has not received any written notices, demand letters or requests for information from any Governmental Entity or other person indicating that the Business may be in violation of, or liable under, any Environmental Law in any material respect; (c) no reports have been filed by the Seller concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law by the Business; (d) no Hazardous Substance has been disposed of, released or transported by the Business in violation of any applicable Environmental Law; (e) there have been no environmental studies or audits regarding compliance or noncompliance with any Environmental Law conducted by or which are in the possession of the Seller relating to the activities of the Business or any of the real property used by the Business that have not been delivered to Buyer; and (f) the Business is not subject to any material liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

6.13. Contracts. Except for Contracts terminable upon 90 days or less notice without penalty, Schedule 6.13 sets forth all of the following Contracts to which the Seller is a party or by which any of the Assets are bound (collectively, the “Material Contracts”): (a) Contracts pertaining to the borrowing of money by or indebtedness of or relating to the Business; (b) Contracts creating Guaranties relating to the Business; (c) Contracts relating to any single capital expenditure of the Business in excess of $25,000; (d) Contracts for the purchase or sale of real property, any business or line of business or for any merger or consolidation, in each case related to the Business; (e) Material Leases; (f) employment agreements of the Business not terminable upon one month’s notice without further severance and involving annual compensation in excess of $50,000; and (g) other Contracts relating to the Business that individually require by their respective terms after the date hereof the payment or receipt of more than $25,000 during any 12-month period or $50,000 in the aggregate. The Seller has complied in all material respects with all of the terms and conditions of the Material Contracts to which it is a party and has not done or performed any act which would invalidate or impair in any material respect its rights under any Material Contract. There are no pending written assertions or claims that the Seller has breached, violated or defaulted under any Material Contract in any material respect. True, correct and complete copies of all Material Contracts have been delivered to Buyer.

6.14. Intellectual Property. To Seller’s Knowledge, the Business is not infringing upon or violating in any material respect any intellectual property right, including without limitation any trademark, trade name, domain name, patent, industrial design, trade secret, or copyright or any registration or pending application therefor of any other person (collectively, “Intangible Rights”), and the Seller does not have Knowledge of any pending or threatened claims thereof. To Seller’s Knowledge, no person is infringing any Intangible Rights of the Business in any material respect.

6.15. Employees. Schedule 6.15 lists all individuals performing services for the Business as of the date of this Agreement and the annual compensation or rate of pay for each, with each such individual identified as (a) salaried or hourly, (b) exempt or nonexempt, (c) full-time or part-time, (d) temporary or permanent, and (e) active or inactive, including the reason for such inactive status (e.g., leave of absence, suspension for substandard performance, FMLA, disability, layoff, etc.). Except as set forth on Schedule 6.15, each of said individuals is a common law employee, and none of said individuals is subject to a collective bargaining agreement.

6.16. Employee Benefit Plans. The Business does not maintain or contribute to any Employee Benefit Plan.

6.17. Customers and Suppliers. No customer of the Business has advised the Seller that it will stop, or materially decrease the rate of, buying materials, products or services from the Business. No supplier of the Business has advised the Seller that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Business. To Seller’s Knowledge, the consummation of the transactions contemplated hereby will not have a Material Adverse Effect on the Business’s relationship with any customer or supplier.

6.18. Brokers. No person is entitled to receive any brokerage, finder’s or financial advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

6.19. Disclosure. No representation or warranty of the Seller contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

6.20. Securities Laws Matters.

(a) Seller has no present intention of distributing any portion of the shares of Parent Common Stock received pursuant to this Agreement (or any interest therein) in violation of applicable securities laws. Seller understands that the shares of Parent Common Stock issued to Seller will not be registered under the Securities Act at the time of such issuance by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Seller’s investment intent as expressed herein.

(b) Seller has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting Seller’s own interests in connection with such investment.

(c) Seller acknowledges that he is sufficiently aware of the Parent’s business affairs and financial condition and has acquired sufficient information about Parent to reach an informed and knowledgeable investment decision with respect to acquiring shares of Parent Common Stock pursuant to this Agreement. Seller has relied upon, and is making his investment decision upon, the information made available to Seller and other information publicly available about Parent.

(d) Seller is not acquiring the shares of Parent Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(e) With respect to the tax and other economic considerations involved in acquiring the  shares of Parent Common Stock, Seller is not relying on Parent or Buyer, and Seller has carefully considered and has, to the extent Seller believes such discussion necessary, discussed with Seller’s professional legal, tax, accounting and financial advisors the implications of acquiring the shares of Parent Common Stock for the Seller’s particular tax, financial and accounting situation.

Article 7. Representations and Warranties of Parent and Buyer

Parent and Buyer, jointly and severally, represent and warrant to Seller as follows:

7.1. Organization, Standing and Power. Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and have all necessary corporate power and authority to enter into and deliver this Agreement and each other Transaction Document to which either Parent or Buyer is a party, to perform their respective obligations hereunder and hereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which either Parent or Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize the execution or delivery of this Agreement or any other Transaction Document to which either Parent or Buyer is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and each other Transaction Document to which Parent or Buyer is a party has been duly and validly executed and delivered by Parent and Buyer and, assuming the due authorization, execution and delivery of the Seller, constitute the legal and binding obligations of Parent and Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

7.2. Capitalization of Parent. As of the date hereof, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share. Upon the issuance of the Parent Common Stock to the Seller as provided in Section 4.2, such Parent Common Stock will be validly issued, fully paid and non-assessable and will be free and clear of all Encumbrances created by or on behalf of Parent, other than restrictions on transfer under Federal and state securities laws.

7.3. No Conflicts or Violations. Subject to obtaining the Consents contemplated by Schedule 7.4, the execution and delivery of this Agreement and the other Transaction Documents by Parent and Buyer do not, and the performance by Parent and Buyer of their respective obligations hereunder and thereunder will not (a) conflict with or violate in any material respect any term or provision of any Applicable Law or any writ, judgment, decree, or injunction applicable to Parent or Buyer; (b) conflict with or result in a violation or breach of the Certificate of Incorporation or Bylaws of Parent or Buyer; or (c) result in a material breach of, or constitute a default under, any material Contract to which Parent or Buyer is a party or by which any of its properties is bound or subject.

7.4. Consents. Except as set forth on Schedule 7.4, the execution and delivery of this Agreement and the other Transaction Documents by Parent and Buyer do not, and consummation of the transactions contemplated hereby will not, require Parent or Buyer to obtain any Consent except for such Consents the failure of which to be made or obtained could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement.

7.5. Litigation. There are no pending, or to the Knowledge of Parent and Buyer, threatened, claims, actions, suits, proceedings, written inquiries or investigations by any Governmental Entity or any other person against Parent or Buyer, except such claims, actions, suits, proceedings written inquiries or investigations that could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement.

7.6. SEC Filings. Parent has filed all forms, reports and documents required to be filed by it with the SEC (collectively, the “SEC Filings”) on a timely basis. The SEC Filings filed prior to the date hereof or the Closing Date (a) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

7.7. Brokers. No person is or will become entitled to receive any brokerage, finder’s or financial advisory fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made on or on behalf of Buyer.

Article 8. Covenants and Agreements

8.1. Public Information. During the two year period following the Closing Date, to the extent that Rule 144 may be utilized for the resale of the Parent Common Stock delivered as Stock Consideration, Parent shall (a) use commercially reasonable efforts to make current public information available that may be required by Rule 144(c) and (b) furnish to Seller upon written request, (i) a written statement as to its compliance with the requirements of Rule 144(c) and the reporting requirements of the Securities Act and the Exchange Act and (ii) a copy of the most recent annual or quarterly report of Parent.

8.2. Notification of Certain Matters. Each of Seller, Parent and Buyer shall give prompt notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, or (b) any material failure of Seller, Parent or Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 8.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.3. Tax Matters. Seller shall pay the cost of all sales, transfer and use Taxes arising out of the transfer of the Acquired Assets pursuant to this Agreement. Seller shall pay all costs and expenses (including, without limitation, recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Acquired Assets. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by law or regulation to make such filing. Seller and Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

8.4. Accounts Receivable. Following the Closing, the right to collect payment on all accounts receivable included in the Acquired Assets shall belong to Buyer. Following the Closing, to the extent that the Seller receives any cash payments with respect to any such accounts receivable, or any other accounts receivable of Buyer or Parent arising from the Business from and after the Closing Date, Seller shall remit such payments to Buyer or Parent within three business days after the end of the month in which the cash was collected, together with a detailed summary of all such collections.

8.5. Employees. Promptly following the Closing, Buyer will offer employment to each employee listed on Schedule 6.15.

8.6. Noncompetition; Solicitation.

(a) As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller agrees that he shall not, during the five-year period beginning on May 11, 2005, in any manner except in the scope of his employment by the Company, directly or indirectly:

(i) Own, engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected as a stockholder, director, officer, employee, agent, partner, joint venturer, member, beneficiary, or otherwise with, any corporation, limited liability company, partnership, sole proprietorship, association, business, trust, or other organization, entity or individual which conducts Company Activities in the Protected Area; provided, however, that Seller may own, directly or indirectly, securities of any entity traded on any national securities exchange or listed on any National Association of Securities Dealers Automated Quotation System if the Seller does not, directly or indirectly, individually own 1% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such entity;

(ii) Solicit or attempt to solicit, any business from any customers of Parent, Buyer, the Business or any of their Affiliates for purposes of engaging in any Company Activities in any Protected Area;

(iii) Recruit or hire away or attempt to recruit or hire away, on his behalf or on behalf of any other organization, entity or person, any employee of Parent, Buyer, the Business or any of their Affiliates, or induce or attempt to influence any such employee to terminate his or her employment with Parent, Buyer, the Business or any of their Affiliates; or

(iv) Interfere with or otherwise attempt to affect Parent’s, Buyer’s or the Business’s relationship with any vendor or customer of Parent, Buyer, the Business or any of their Affiliates.

(b) Seller understands and acknowledges that the Parent and Buyer have made substantial investments to develop their respective business interests and goodwill. Seller agrees that such investments are worthy of protection, and that the Parent’s and Buyer’s need for the protection afforded by this Section 8.6 is greater than any hardship Seller might experience by complying with its terms. Seller agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Company Activities and/or the goodwill or other business interests of Parent and Buyer .

(c) Although Parent, Buyer and Seller believe the limitations as to time, geographic area, and scope of activity contained in this Section 8.6 are reasonable and do not impose a greater restraint than necessary to protect the Company Activities, goodwill, and other legitimate business interest of Parent and Buyer, if this is judicially determined not to be the case, Parent, Buyer and Seller specifically request that, notwithstanding Section 10.6, the limitations contained in this Section 8.6 be reformed to the extent necessary to make this Agreement enforceable. It is the express intent of Parent, Buyer and Seller that the terms of this Section 8.6 be enforced to the full extent permitted by law.

Article 9. Indemnification

9.1. Indemnification of Parent and Buyer. From and after the Closing and subject to the provisions of this Article 9 and Section 10.2 below, Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

9.2. Indemnification of Seller. From and after the Closing and subject to the provisions of this Article 9 and Section 10.2 below, Parent and Buyer, jointly and severally, agree to indemnify and hold harmless Seller from and against any and all Seller Indemnified Costs.

9.3. Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any Indemnifying Party of the commencement or assertion of any Claim by a third party (collectively, a “Third Party Claim”) in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article 9 except to the extent the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such Third-Party Claim on such terms as it deems appropriate; provided, however, that:

(a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third-Party Claim (provided, however, that the Indemnifying Parties shall pay the legal fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by all Indemnifying Parties in connection with the defense of such Third-Party Claim, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to defend such Third-Party Claim, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could reasonably be expected to violate applicable standards of professional conduct to have common counsel);

(b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such Third-Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on the Indemnified Party;

(c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third-Party Claim; and

(d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third-Party Claim (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time; or (ii) to the extent the Third-Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any Third-Party Claim pursuant to this Article 9 and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

9.4. Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.3 because no Third-Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Sections 9.5 and 10.2, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim except to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

9.5. Limitations. Subject to Section 10.2 hereof, the following provisions of this Section 9.5 shall be applicable after the time of the Closing:

(a) Minimum Loss. Except with respect to Buyer Indemnified Tax Costs, Buyer Indemnified Liabilities, Buyer Indemnified Representation Costs arising out of any breach or default of the representations and warranties contained in Section 6.18 (relating to brokers’ fees) and Seller Indemnified Representation Costs arising out of any breach or default of the representations and warranties contained in the last sentence of Section 7.2 (relating to the issuance of the shares of Parent Common Stock to the Seller) or in Section 7.7 (relating to brokers’ fees), no Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article 9 exceeds $25,000 (the “Minimum Loss”). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs, including the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 9.5.

(b) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article 9 unless a written claim for indemnification in accordance with Section 9.3 or 9.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the eighteen-month anniversary of the Closing Date, except that this time limitation shall not apply to any (i) Claims for fraud pursuant to Section 10.2; (ii) claims for breaches of the representations and warranties contained in Section 6.1 (with respect to authority), Section 6.4 (relating to ownership of the Acquired Assets) and Section 6.11 (relating to Taxes), which representations and warranties shall survive until the expiration of the applicable statute of limitations. Except for Claims for fraud pursuant to Section 10.2, no Indemnifying Party shall be liable for any Indemnified Costs in excess of the Purchase Price.

(c) No Contribution. The Seller shall be liable for any Buyer Indemnified Costs sustained by any Buyer Indemnified Parties subject to the terms, limitations and conditions of this to Article 9. The Seller hereby waives and releases any and all rights that they it have under this Agreement or any other Transaction Document to assert claims of contribution against the Business.

9.6. Tax Treatment. The parties agree that any payment required under this Article 9 shall be treated by the parties for all Tax purposes as an adjustment to the Purchase Price.

Article 10. General Provisions

10.1. Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made in this Agreement or any other Transaction Document shall survive the Closing except as provided below. The representations and warranties set forth in this Agreement (other than the representations and warranties contained in Section 6.1 (with respect to authority), Section 6.4 (relating to ownership of the Acquired Assets), and Section 6.11 (relating to Taxes), which representations and warranties shall survive until the expiration of the applicable statute of limitations) or any other Transaction Document shall terminate at 5:00 p.m. Central time on the eighteen month anniversary of the Closing Date. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted in writing pursuant to Section 9.3 or Section 9.4 hereof before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing indefinitely.

10.2. No Waiver Relating to Claims for Fraud. The liability of any party under Article 9 shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s acts or omissions which constitute fraud under Applicable Law. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Sections 9.5, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s acts or omissions which constitute fraud under Applicable Law, nor shall any such provisions limit, or be deemed to limit, (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 10.2, nor any reference to this Section 10.2 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

10.3. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.4. Waiver of Compliance. Any failure of Parent or Buyer on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

10.5. Specific Performance. The parties recognize that in the event Seller should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Parent and Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the Seller hereby waives the defense that there is an adequate remedy at law. In no event shall the Seller be entitled to seek specific performance with respect to any of the Parent’s or Buyer’s obligations arising under this Agreement.

10.6. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

10.7. Expenses and Obligations. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Seller, on the one hand, and Parent and Buyer, on the other, in connection with this Agreement and the other Transactions Documents shall be borne by each respectively; provided, however, that, in the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party or parties of reasonable legal fees and expenses incurred in connection with any such action or proceeding.

10.8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, or mailed by registered or certified mail (return receipt requested), or sent by Federal Express or other recognized overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to the Seller:

Albert A. Messier

1605 Commerce Drive

Bourbonnais, Illinois 60914

with a copy to:

Dennis Marek
Ackman, Marek, Meyer & Boyd, Ltd.
1 Dearborn Square, Suite 400
Kankakee, IL 60901
Facsimile: 815.933.6623

(b) If to Parent or Buyer, to:

Collegiate Pacific Inc. 13950 Senlac Suite 100 Farmers Branch, TX 75234 Fax: 972.243.8316 Attention:Michael J. Blumenfeld
with a copy to:

Vinson & Elkins LLP
3700 Trammel Crow Center
2001 Ross Avenue Dallas, TX 75201 Fax: 214.999.7857 Attention:	Alan J. Bogdanow

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied, three business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

10.9. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that upon notice to the Seller and without releasing Parent or Buyer from any of their respective obligations or liabilities hereunder Parent or Buyer may assign or delegate any or all of their respective rights or obligations under this Agreement to any Affiliate of Parent any person with or into which Parent or any parent company of Parent merges or consolidates. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Parent’s and Buyer’s assigns. Any attempted assignment in violation of this Section 10.9 shall be null and void.

10.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.11. Entire Agreement. This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

10.12. Governing Law; Choice of Forum. This Agreement shall be construed in accordance with and governed by the internal law of the State of Delaware (without reference to its rules as to conflicts of law). The parties hereby irrevocably submit to the non-exclusive jurisdiction of any state or federal court in Dallas County, Texas with respect to any action or proceeding arising out of or relating to this Agreement. The Seller hereby irrevocably waive any right that they otherwise might have (a) to remove such action or proceeding (or any claims within such action or proceeding) to a federal court in the event that Buyer selects a state court forum or (b) to transfer such action or proceeding (or any claims within such action or proceeding) to any court other than the court selected by Buyer. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

10.13. Headings. The headings of this Agreement are for convenience of reference only and are not part of the substance of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Seller, Parent and Buyer have caused this Agreement to be executed as of the date first above written.

COLLEGIATE PACIFIC INC.

By: /s/ Michael J. Blumenfeld
Name: Michael J Blumenfeld
Title: Chief Executive Officer

SALKELD & SONS INC.

By: /s/ Michael J. Blumenfeld
Name: Michael J Blumenfeld
Title: Chief Executive Officer

/s/ Albert A. Messier

ALBERT A. MESSIER

APPENDIX A

Certain Defined Terms

“Acquired Assets” has the meaning set forth in Section 2.1.

“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“AMEX” means the American Stock Exchange.

“Applicable Laws” means, with respect to a party, all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over such party.

“Assets” shall mean all assets or properties of every kind, nature, character and description, including all tangible, intangible, personal, real or mixed, necessary or useful in the conduct of the Business.

“Assumed Liabilities” has the meaning set forth in Section 3.1.

“Business” has the meaning set forth in the recitals.

“Business Records” means any and all books, records, files, documentation, data or information of Seller that have been or now are used in connection with the Business.

“Buyer” has the meaning set forth in the first paragraph of this Agreement and includes its permitted successors and assigns.

“Buyer Indemnified Costs” means (a) all Buyer Indemnified Representation Costs, (b) all Buyer Indemnified Liabilities (c) all Buyer Indemnified Tax Costs, and (d) all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach by Seller of any other covenants or agreements of Seller under this Agreement or any other Transaction Document executed in connection herewith.

“Buyer Indemnified Liabilities” means (a) the Excluded Liabilities, (b) accounts payable incurred other than in the Ordinary Course of Business, (c) accounts payable not paid in the Ordinary Course of Business, and (d) obligations with respect to the Excluded Assets.

“Buyer Indemnified Parties” means Parent, Buyer and each officer and director of Parent and Buyer.

“Buyer Indemnified Representation Costs” means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of any breach or default by Seller of any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith.

“Buyer Indemnified Tax Costs” means any and all Taxes together with any costs, expenses, losses or damages (including court and administrative costs and reasonable legal fees and expenses incurred in investigating and preparing for any audit, litigation or other proceeding) arising out of or incident to the determination, assessment or collection of such Taxes (a) imposed on the Seller or the Business in respect of its income, business, property or operations or for which it may otherwise be liable for any taxable period or portion thereof ending on or prior to the Closing Date (determined by an interim closing of the books as of the end of the Closing Date except for ad valorem Taxes which shall be prorated on a daily basis), (b) imposed on or with respect to the Seller for any taxable period or portion thereof ending on or prior to the Closing Date, (c) resulting from the breach of the representations and warranties set forth in Section 6.11 (without regard to materiality or knowledge qualifiers that may be contained therein) or covenants set forth in Section 8.3, (d) of any member of an affiliated, consolidated, combined or unitary group of which the Seller (or any predecessor) is or was a member on or prior to the Closing Date by reason of the liability of the Seller or the Business pursuant to Treasury Regulation §1.1502-6(a) or any analogous or similar state, local or foreign law, (e) of any other person for which the Seller may be liable as a transferee or successor, by contract or otherwise, or (f) imposed on Parent, Buyer or the Business under Code Section 1374 with respect to any taxable period or portion thereof ending on or prior to the Closing Date including any such Tax resulting from transactions contemplated by the Transaction Documents.

“Cash Consideration” has the meaning set forth in Section 4.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.).

“Claim” means any action, suit, claim, lawsuit, charge, complaint, demand, inquiry, hearing, investigation, notice of violation or noncompliance, litigation, proceeding, arbitrations, appeal or other dispute, whether civil, criminal, administrative or otherwise.

“Closing” has the meaning set forth in Section 5.1.

“Closing Date” has the meaning set forth in Section 5.1.

“Closing Statement” means the balance sheet of the Business as of July 31, 2005 and the related statement of income for the seven-month period then ended.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Consents” means all governmental consents and approvals, and all consents and approvals of third parties, in each case that are necessary in order to transfer the Acquired Assets, or the control of the Business and its Assets, to Buyer and otherwise to consummate the transactions contemplated hereby.

“Contracts” means, with respect to a party, all agreements, contracts, or other binding commitments, arrangements or plans, written or oral (including any amendments and other modifications thereto), to which such party is a party or is otherwise bound.

“Company Activities” (a) manufacturing, distributing, designing, selling or installing sports equipment or sporting goods or related parts or supplies that are competitive with those manufactured, distributed, designed, sold or installed by Parent, Buyer, the Business or their Affiliates, (b) engaging in the silk screening, embroidery or twill work on sports equipment or sporting goods or apparel or related parts or supplies that are competitive with those manufactured, distributed, designed, sold or installed by Parent, Buyer, the Business or their Affiliates or (c) engaging in any other business activities which are conducted, offered or provided by Parent, Buyer, the Business or any of their Affiliates, in each case during the five-year period beginning on May 11, 2005.

“Employee Benefit Plans” means all employee benefit plans as defined in Section 3(3) of ERISA and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements sponsored, maintained, contributed to or agreed to for the benefit of employees, former employees, independent contractors or agents of the Business.

“Encumbrances” means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets.

“Environmental Laws” means all federal, state and local laws relating to public health, or to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) including, without limitation, the Clean Air Act, as amended, CERCLA, the RCRA, the Toxic Substances Control Act, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other Applicable Laws relating to or regulating (a) emissions, discharges, releases, or cleanup of pollutants, contaminants, chemicals, polychlorinated biphenyls (PCB’s), oil and gas exploration and production wastes, brine, solid wastes, or toxic or Hazardous Substances or wastes (collectively, the “Polluting Substances”), (b) the generation, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances, or (c) environmental conservation or protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 3.2.

“Financial Statements” has the meaning set forth in Section 6.5.

“GAAP” means generally accepted accounting principles in the United States.

“Guarantee” means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the Ordinary Course of Business), direct or indirect with respect to any obligations of another person, through a Contract or otherwise, including, without limitation, (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or non delivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other person in respect of enabling such person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

“Governmental Entity” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Hazardous Substances” means any substance or material which if present in the environment would under Applicable Law require assessment, remediation, or corrective action including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products which are classified as hazardous, toxic, radioactive, dangerous or otherwise regulated by or form the basis for liability under any Environmental Law, whether or not identified as hazardous wastes under the RCRA or hazardous substances under CERCLA.

“Indemnified Costs” means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

“Indemnified Parties” means the Buyer Indemnified Parties or the Seller, as the case may be.

“Indemnified Representation Costs” means the Buyer Indemnified Representation Costs or the Seller Indemnified Representation Costs, as the case may be.

“Indemnifying Party” means any person who is obligated to provide indemnification hereunder.

“Intangible Rights” has the meaning set forth in Section 6.14.

“Investment” means (a) any direct or indirect ownership, purchase or other acquisition by a person of any notes, obligations, instruments, capital stock, options, warrants, securities or ownership interests (including partnership interests and joint venture interests) of any other person, and (b) any capital contribution or similar obligation by a person to any other person.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means, with respect to a specified party hereto, the actual knowledge of such party (including, but not limited to, the actual knowledge of any officers, directors, employees, consultants or counsel of such party), together with such additional knowledge as would be acquired by a reasonable inquiry concerning the subject matter in question.

“Material Adverse Effect” means a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations or assets, liabilities or prospects of the Business.

“Material Contract” has the meaning set forth in Section 6.13.

“Material Leases” shall mean any lease or sublease of real or personal property of or by the Business involving a term of more than 12 months and payment obligations exceeding $50,000 per year.

“Minimum Loss” has the meaning set forth in Section 9.5(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 6.5.

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, Encurmbrance, voting right, consent of or by a Governmental Entity.

“Ordinary Course of Business” means the ordinary course of the operations of the Seller and the Business consistent with past practices since the earliest time covered by the Financial Statements.

“Parent” has the meaning set forth in the first paragraph of this Agreement, and includes its permitted successors and assign.

“Parent Common Stock” has the meaning set forth in Section 4.1.

“person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

“Protected Area” means any jurisdiction in the United States in which Parent, Buyer, the Business, or any Affiliate of either of them, conducts or conducted, as the case may be, Company Activities at any time during the period beginning May 11, 2004 and ending on May 11, 2010.

“Purchase Price” means the consideration payable by Buyer as provided in Section 4.1.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended.

“SEC” means the Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 7.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Indemnified Costs” means (a) all Seller Indemnified Representation Costs, and (b) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of any breach by Parent or Buyer of any of the covenants or agreements under this Agreement or any other Transaction Documents.

“Seller Indemnified Representation Costs” means any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable legal fees and expenses incurred in investigating and preparing for any litigation or proceeding) that Seller incurs and that arise out of any breach or default by Parent or Buyer of any of their representations or warranties under this Agreement or any agreement or document executed in connection herewith.

“Stock Consideration” has the meaning set forth in Section 4.1.

“Tax” (or “Taxes”) means (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts related to the Business paid by the Seller, payroll, employment, excise, production, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and/or any penalty, addition to tax or additional amount imposed by any taxing authority, (b) any liability of the Seller for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated or consolidated group or arrangement whereby liability of the Seller for the payment of such amounts was determined or taken into account with reference to the liability of any other person for any period and (c) liability of the Seller with respect to the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, report, statement, estimate, information return and statement required to be filed by or with respect to the Business in respect of any Taxes, including, without limitation, (a) any consolidated federal income Tax return in which the Business is included and (b) any state, local or foreign income Tax returns filed on a consolidated, combined or unitary basis (for purposes of determining tax liability) in which the Business is included.

“Third Party Claim” has the meaning set forth in Section 9.3.

“Transaction Documents” means this Agreement, and all other documents to be executed by any of the Seller, Parent or Buyer in connection with the consummation of the transactions contemplated in this Agreement.